Exhibit 16.1

March 11, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Vertiv Holdings Co pursuant to Item 304(a)(1) of Regulation S-K (copy attached), which we understand will be filed with the Securities and Exchange Commission, as part of the Registration Statement on Form S-1 of Vertiv Holdings Co dated March 11, 2020. We agree with the statements concerning our Firm contained therein.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia

Attachment

CHANGE IN AUDITOR

On February 7, 2020, the Board approved the dismissal of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm, effective upon completion of their audit of the Company’s financial statements as of and for the year ended December 31, 2019, and the issuance of their report thereon. Management communicated the Board’s decision to PwC on February 7, 2020.

The reports of PwC on GSAH’s financial statements as of and for the most recent fiscal years ended December 31, 2018 and 2017 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles, except that PwC’s report for the fiscal year ended December 31, 2017 included an explanatory paragraph indicating that there was substantial doubt regarding the ability of GSAH to continue as a going concern.

During the years ended December 31, 2018 and 2017 and the subsequent period through February 7, 2020, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K) between GSAH and PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in its report on GSAH’s financial statements for such years.

During the years ended December 31, 2018 and 2017 and the subsequent interim period through February 7, 2020, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

We have provided PwC with a copy of the foregoing disclosures and have requested that PwC furnish us with a letter addressed to the SEC stating whether it agrees with the statements made by us set forth above. A copy of PwC’s letter, dated March 11, 2020, is filed as Exhibit 16.1 to the registration statement of which this prospectus is a part.

On February 7, 2020, the Board approved the engagement of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2020. During the years ended December 31, 2018 and 2017 and the subsequent period through February 7, 2020, neither we, nor anyone on our behalf consulted with EY, on behalf of us, regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on our financial statements, or any matter that was either the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K, or a “reportable event,” as defined in Item 304(a)(1)(v) of Regulation S-K.